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Exhibit 23.2

Consent of Independent Accountant

We consent to the incorporation by reference in the registration statement on Form S-8 of EXCO Resources, Inc. and subsidiaries of our reports dated May 29, 2007 and July 16, 2007, with respect to the statements of revenues and direct operating expenses of the Anadarko Vernon Operations, for each of the years in the three year period ended December 31, 2006, which report appears in the June 8, 2007 Form 8-K/A of EXCO Resources, Inc, and with respect to the combined statements of revenue and direct operating expenses of Anadarko Mid-Continent Operations, for each of the years in the three year period ended December 31, 2006, which report appears in the July 18, 2007 Form 8-K/A Amendment No. 1 of EXCO Resources, Inc.

The financial statements of the Anadarko Vernon Operations and the combined financial statements of the Anadarko Mid-Continent Operations were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. These financial statements are not intended to be a complete presentation of Anadarko Vernon Operations or Anadarko Mid-Continent Operations.

                                                                                             /s/ KPMG LLP

Houston, Texas
September 28, 2007

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  Exhibit 23.2
Consent of Independent Accountant